Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Waytronx Inc. (fka Onscreen Technologies Inc.) of our report dated March 23, 2007 on the financial statements of Onscreen Technologies Inc. (nka Waytronx Inc.) for the years ended December 31, 2006 and 2005.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
July 24, 2008